EX 99.1

ELECTRIC AQUAGENICS RECEIVES REGULATORY APPROVAL FOR REVOLUTIONARY DISINFECTING SOLUTION

Lindon, Utah, September 11, 2003 -- Electric Aquagenics Unlimited, Inc., (EAU), today announced that the company has received regulatory approvals from several government bodies, commencing with the FDA, to use the company’s revolutionary disinfecting products for foods, food contact surfaces and non-food surfaces.

Under recent consolidation and efficiency guidelines between agencies, this approval is also recognized as approved by the USDA as to safety. EAU has received additional approvals from the EPA and National Organic Program for application of the product on food and non-food surfaces.

“We have initially targeted poultry and beef processing operations in our testing. This emerging technology will provide a real, cost-effective and higher efficacy alternative to chlorine gas, trisodium phosphate and other expensive or toxic chemicals now being used to control E. coli, salmonella, lysteria, campylobacter and many other pathogens in the meat processing industry,” said Gaylord Karren, President and CEO of EAU.

Dr. Scott Russell, Ph D, University of Georgia, Poultry Science Department added, “With EAU’s highly cost-effective Primacide A fluid, we have recorded a 6 log reduction in E. coli in the chicken chiller, and it can be used in line for spraying the birds, further reducing pathogen counts before they get to the chiller. This is a product that can replace chlorinated chiller water because it is non-toxic and more efficacious.”

“The proliferation and use of toxic and expensive biochemicals used over the past several decades has been a major contributor to the evolution of the “superbug” that has become resistant to these overused and toxic pharmaceuticals,” Mr. Karren added.

About EAU

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company’s water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing. EAU has solutions for existing bacteria, virus and mold proliferation threats.

EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen killing effectiveness. For more information, visit www.electricaquagenics.com, or contact Investor Relations at 801-443-1031.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company’s products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company’s products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the U.S. Securities and Exchange Commission.

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